EXHIBIT 11.1

                           OPHTHALMIC IMAGING SYSTEMS
                        CALCULATION OF NET LOSS PER SHARE

The following table sets forth the calculation of basic and diluted loss per share for the four-month period ended December 31, 2000 and the year ended August 31, 2000:

                                                             December 31,     August 31,
                                                                2000             2000
                                                            -------------------------------
       Numerator for basic and diluted net loss per share   $(1,465,756)      $(1,171,563)
                                                            ===============================

       Denominator for basic net loss per share:

          Weighted average shares                             8,138,305         4,430,413

       Effect of dilutive securities (1):

          Employee stock options                                     --                --
          Warrants and other                                         --                --
                                                            -------------------------------
       Dilutive potential common shares                              --                --

                                                            -------------------------------
       Denominator for diluted net loss per share             8,138,305         4,430,413
                                                            ===============================

       Basic net loss per share                             $     (0.18)      $     (0.26)
                                                            ===============================
       Diluted net loss per share                           $     (0.18)      $     (0.26)
                                                            ===============================

(1)  No amounts are included, as amounts are anti-dilutive.
